FIRST ADMINISTRATIVE AMENDMENT
                             TO
        AMERITECH KEY MANAGEMENT LIFE INSURANCE PLAN



     Pursuant to authority reserved to Ameritech Corporation (the "Company") by the provisions of the Ameritech Key Management Life Insurance Plan (Effective as of December 1,
1995) (the "Plan"), the Plan is hereby amended effective as of July 1, 1996 as follows:

     To delete subsection 3.2 of the Plan in its entirety and to substitute the following therefor:

     "3.2 Automatic Increases in Policy Coverage. The total amount described in subsection 2.1 payable as a death benefit (based upon the Participant's market rate and target bonus award at the time he purchases the Policy) under a Policy shall be indexed a the rate of a) seven percent (7%) for each Policy Year (following the initial Policy Year) that begins while he remains employed by the Company or an Employer, and rounded to the next higher $1,000, for any Participant who has a Policy Effective Date of July 1, 1996 or earlier, and b) at a rate to be established from time to time by the Plan Administrator for each Policy Year (following the initial Policy Year) that begins while he remains employed by the Company or an Employer, and rounded to the next higher $1,000, for any Participant who has a Policy Effective Date of January 1, 1997 or later; provided that i) the rate established by the Plan Administrator shall be no less than five percent (5%) and no greater than seven percent (7%), and ii) the rate established for any Policy purchased by the Plan Administrator with a Policy Effective Date of January 1, 1997 or later shall be subject to Committee approval."

Dated:  June 25, 1996


                              AMERITECH CORPORATION

                              By: /s/ Walter M. Oliver
                                   Senior Vice President -
                                   Human Resources


Concur:


/s/ T.P. Hester
Executive Vice President and
General Counsel